QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.52

THE HOME DEPOT, INC.
MANAGEMENT INCENTIVE PLAN
FISCAL YEAR 2005 PERFORMANCE MEASURES

        On February 24, 2005, the Leadership Development and Compensation Committee of the Board of Directors of The Home Depot, Inc. approved performance measures to be used to determine payments to the Company's Executive Officers under the Company's Management Incentive Plan for the Company's 2005 fiscal year. The performance measures are based on actual sales and operating profit measured against specified targets.

QuickLinks

THE HOME DEPOT, INC. MANAGEMENT INCENTIVE PLAN FISCAL YEAR 2005 PERFORMANCE MEASURES